PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 25, 2022	(804) 217-5897
DYNEX CAPITAL, INC. ANNOUNCES
SECOND QUARTER 2022 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its second quarter 2022 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call."
Second Quarter 2022 Highlights
•Comprehensive loss of $(0.85) per common share and net income of $0.70 per common share
•Negative total economic return ("TER") of $(1.06) per common share, or (5.8)% of beginning book value, comprised of dividends declared of $0.39 and a decline in book value per common share of $(1.45) to $16.79 as of June 30, 2022
•Earnings available for distribution ("EAD") to common shareholders, a non-GAAP measure, of $0.40 per common share
•Net interest spread of 1.50% and adjusted net interest spread, a non-GAAP measure, of 1.84%
•Leverage, inclusive of TBA dollar roll positions, increased to 6.6x shareholders' equity as of June 30, 2022, from 6.1x as of March 31, 2022
•Shifted the investment portfolio including TBAs into higher coupons and increased the size of the investment portfolio including TBAs by 18%
•Total shareholders' equity increased approximately 7% to $842.4 million
Management Remarks
“During the quarter, the Dynex team continued to skillfully navigate a historically volatile macroeconomic environment while maintaining book value within this decade’s range despite a meaningful widening in spreads,” stated Byron L. Boston, Chief Executive Officer. “Although our total economic return has shown a modest decline of (2.3)% year-to-date, we continue to outpace industry indices and the broader fixed income sector. We have remained patient and disciplined, raised and deployed capital, and ended the quarter with significant dry powder.”
Mr. Boston continued, “Our focus on capital preservation has put us in a strong position entering the second half of the year, which we believe will enable us to take advantage of the attractive opportunities we are currently seeing in the mortgage market. We have ample liquidity, our book value has been well-protected, and we have an experienced management team committed to generating attractive returns for our investors. I am excited about the opportunities ahead of us in the second half of 2022.”
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss second quarter 2022 results is today at

10:00 a.m. Eastern Time and may be accessed via telephone in the United States by dialing 1-888-330-2022 and providing the ID 1957092 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.
Second Quarter 2022 Summary of Results
The second quarter's negative TER of $(1.06) per common share was largely driven by spread widening on Agency RMBS, which comprised the majority of the Company's loss in book value per common share of $(1.45) during the second quarter of 2022. The Company's hedge positioning prevented additional losses in book value per common share by offsetting the impact of higher interest rates on the fair value of its investment portfolio. Realized and unrealized losses in fair value of the Company's investments, net of hedges, of $(49.2) million drove the decline in the Company's comprehensive loss to common shareholders to $(33.5) million, or $(0.85) per common share, for the second quarter of 2022. EAD per common share, a non-GAAP measure which excludes the impact of changes in fair value of the Company's investments and hedges, was $0.40 per common share for the second quarter of 2022, a decline of $0.04 per share from the prior quarter resulting primarily from higher repurchase agreement financing costs.
The following table summarizes the changes in the Company's financial position during the second quarter of 2022, including its components of comprehensive loss to common shareholders:

($s in thousands except per share data)	Net Changes in Fair Value	Comprehensive Income	Common Book Value Rollforward	Per Common Share
Common shareholders' equity, March 31, 2022 (1)			$674,132	$18.24
Net interest income		$14,073
TBA drop income		11,074
General & administrative and other operating expenses		(7,496)
Preferred stock dividends		(1,923)
Changes in fair value:
MBS and loans	$(144,563)
TBAs	(81,639)
U.S. Treasury futures	150,475
Interest rate swaptions	26,502
Total net change in fair value		(49,225)
Total comprehensive loss to common shareholders			(33,497)	(0.85)
Capital transactions:
Net proceeds from stock issuance			105,735	(0.21)
Common dividends declared			(15,505)	(0.39)
Common shareholders' equity, June 30, 2022 (1)			$730,865	$16.79
(1)Common shareholders' equity is total shareholders' equity less the aggregate liquidation preference of the Company's preferred stock of $111,500.

Investment Portfolio
The following table provides information about the performance of the Company's MBS (including TBA securities) and repurchase agreement financing for the second quarter of 2022 compared to the prior quarter:

	Three Months Ended
	June 30, 2022			March 31, 2022
($s in thousands)	Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)	Income/Expense	Average Balance (1)(2)	Effective Yield/ Cost of Funds (3)(4)
Interest-earning assets:
Agency RMBS	$12,860	$2,733,199	1.88%	$12,486	$2,740,991	1.82%
Agency CMBS	1,259	173,647	2.87%	1,292	175,322	2.89%
CMBS IO (5)	4,003	273,427	4.69%	3,557	286,390	4.34%
Non-Agency MBS and other investments	213	4,404	6.66%	92	4,925	6.35%
Total:	18,335	3,184,677	2.18%	17,427	3,207,628	2.11%

Repurchase agreement financing	(4,262)	2,486,217	(0.68)%	(1,748)	2,806,212	(0.25)%
Net interest income/net interest spread	$14,073		1.50%	$15,679		1.86%

TBA securities (6)	11,074	1,821,987	2.40%	9,728	1,574,454	2.47%
Adjusted net interest income/adjusted net interest spread (7)	$25,147		1.84%	$25,407		2.08%
(1)Average balance for assets is calculated as a simple average of the daily amortized cost and excludes unrealized gains and losses as well as securities pending settlement if applicable.
(2)Average balance for liabilities is calculated as a simple average of the daily borrowings outstanding during the period.
(3)Effective yield is calculated by dividing the sum of gross interest income and scheduled premium amortization/discount accretion (both of which are annualized for any reporting period less than 12 months) and prepayment compensation and premium amortization/discount accretion adjustments (collectively, "prepayment adjustments"), which are not annualized, by the average balance of asset type outstanding during the reporting period.
(4)Cost of funds is calculated by dividing annualized interest expense by the total average balance of borrowings outstanding during the period with an assumption of 360 days in a year.
(5)CMBS IO includes Agency and non-Agency issued securities.
(6)Drop income from TBA securities is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(7)Adjusted net interest spread includes the impact from TBA drop income of 34 and 22 basis points, respectively.

The Company's net interest income and net interest spread declined during the second quarter compared to the prior quarter as the recent increases in the Federal Funds rate continue to impact the Company's cost of financing its investments. The increase in interest expense compared to the prior quarter was partially offset by an increase in interest income resulting primarily from a modest increase in the effective yield on investments. The Company's shift into higher coupon TBA securities, which began in the first quarter of 2022, continued during the second quarter with moves into 4.0% and 4.5% coupons. The resulting increase in TBA drop income of $1.3 million, which also provided some offset of higher financing costs, helped to cushion the decline in the Company's adjusted net interest income and adjusted net interest spread for the second quarter.

The following table provides detail on the coupon composition of the Company's 30-year fixed-rate Agency RMBS (including TBA securities) as of the dates indicated:

	June 30, 2022			March 31, 2022
	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)	Par/ Notional	Amortized Cost/ Implied Cost Basis (1)(3)	Fair Value (2)(3)
Agency RMBS By Coupon
($s in thousands)
2.0%	$1,248,457	$1,266,375	$1,091,610	$1,279,265	$1,297,846	$1,191,682
2.5%	1,095,110	1,141,384	992,388	1,483,736	1,526,332	1,421,864
4.0%	135,312	139,363	135,620	148,355	152,745	153,009
TBA 2.5%	353,000	322,721	318,114	200,000	197,750	190,578
TBA 3.0%	1,020,000	956,053	950,994	1,020,000	995,491	994,181
TBA 3.5%	800,000	762,313	769,832	550,000	542,352	547,895
TBA 4.0%	800,000	775,498	788,563	—	—	—
TBA 4.5%	350,000	347,737	351,039	—	—	—
Total	$5,801,879	$5,711,444	$5,398,160	$4,681,356	$4,712,516	$4,499,209
(1)Implied cost basis of TBAs represents the forward price to be paid for the underlying Agency MBS.
(2)Fair value of TBAs represents the implied market value of the underlying Agency MBS.
(3)TBAs are included on the consolidated balance sheet within “derivative assets/liabilities” at their net carrying value which is the difference between their implied market value and implied cost basis.

Repurchase Agreement Financing
The following table provides detail on the Company's repurchase agreement borrowings outstanding as of the dates indicated:

	June 30, 2022			March 31, 2022
Remaining Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity	Balance	Weighted Average Rate	WAVG Original Term to Maturity
($s in thousands)
Less than 30 days	$1,742,085	1.46%	53	$1,567,265	0.36%	88
30 to 90 days	211,447	1.03%	187	977,241	0.24%	154
91 to 180 days	249,116	0.38%	365	159,180	0.16%	367
181 days to 1 year	—	—%	—	249,116	0.38%	365
Total	$2,202,648	1.30%	101	$2,952,802	0.31%	148

Hedging Portfolio
The following table provides detail on the Company's derivative instruments used to hedge interest rate risk as of June 30, 2022:

	As of June 30, 2022			As of March 31, 2022
Instrument Type	Notional Amount/ Long (Short)	WAVG Months to Expiration	Rate	Notional Amount/ Long (Short)	WAVG Months to Expiration	Rate
10-year U.S. Treasury futures-short positions	$(3,610,000)	3	n/a	$(3,940,000)	3	n/a
5-year U.S. Treasury futures-short positions	(740,000)	3	n/a	—	—	n/a
Pay-fixed interest rate swaptions	500,000	1	1.60%	500,000	4	1.60%

Consolidated Balance Sheets
($s in thousands except per share data)	June 30, 2022	March 31, 2022	December 31, 2021
ASSETS	(unaudited)	(unaudited)	(audited)
Cash	$325,679	$456,957	$366,023
Cash collateral posted to counterparties	111,449	114,732	55,284
Mortgage-backed securities (including pledged of $2,373,246, $3,119,668 and $3,011,319, respectively), at fair value	2,659,386	3,215,017	3,181,839
Mortgage loans held for investment, at fair value	3,412	3,757	4,268
Receivable for securities pending settlement	2,516	1,491	2,771
Derivative assets	81,919	34,183	7,969
Accrued interest receivable	13,097	15,914	14,184
Other assets, net	6,879	7,171	7,400
Total assets	$3,204,337	$3,849,222	$3,639,738

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,202,648	$2,952,802	$2,849,916
Due to counterparties	71,894	48,046	—
Derivative liabilities	12,559	18,328	2,471
Cash collateral posted by counterparties	59,234	30,276	1,834
Accrued interest payable	1,811	1,524	1,365
Accrued dividends payable	7,608	6,672	6,541
Other liabilities	6,217	5,941	6,332
Total liabilities	2,361,971	3,063,589	2,868,459

Shareholders’ equity:
Preferred stock	$107,843	$107,843	$107,843
Common stock	435	370	367
Additional paid-in capital	1,218,298	1,112,628	1,107,792
Accumulated other comprehensive income	(145,521)	(84,611)	6,729
Accumulated deficit	(338,689)	(350,597)	(451,452)
Total shareholders' equity	842,366	785,633	771,279
Total liabilities and shareholders’ equity	$3,204,337	$3,849,222	$3,639,738

Preferred stock aggregate liquidation preference	$111,500	$111,500	$111,500
Book value per common share	$16.79	$18.24	$17.99
Common shares outstanding	43,517,234	36,957,882	36,665,805

Consolidated Comprehensive Statements of Income (unaudited)			Six Months Ended
	Three Months Ended
($s in thousands except per share data)	June 30, 2022	March 31, 2022	June 30, 2022
Interest income	$18,335	$17,427	$35,762
Interest expense	(4,262)	(1,748)	(6,010)
Net interest income	14,073	15,679	29,752

Realized loss on sale of investments, net	(18,550)	—	(18,550)
Unrealized loss on investments, net	(65,103)	(111,251)	(176,354)
Gain on derivative instruments, net	106,412	220,211	326,623
Other operating expense, net	(295)	(321)	(616)
General and administrative expenses	(7,201)	(7,109)	(14,309)
Net income	29,336	117,209	146,546
Preferred stock dividends	(1,923)	(1,923)	(3,847)
Net income to common shareholders	$27,413	$115,286	$142,699

Other comprehensive income:
Unrealized loss on available-for-sale investments, net	(60,910)	(91,340)	$(152,250)
Comprehensive (loss) income to common shareholders	$(33,497)	$23,946	$(9,551)

Net income per common share-basic	$0.70	$3.14	$3.76
Net income per common share-diluted	$0.69	$3.11	$3.72
Weighted average common shares-basic	39,190	36,725	37,965
Weighted average common shares-diluted	39,576	37,111	38,333
Dividends declared per common share	$0.39	$0.39	$0.78

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including EAD to common shareholders (formerly, core net operating income to common shareholders) (including on a per common share basis), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to investors of management's views of economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly titled measures of other companies.
EAD to common shareholders is a non-GAAP metric used by the Company as a measure of the investment portfolio’s return based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expenses, net. It is one of several factors the Board considers in determining the appropriate level of distributions to shareholders, and therefore the Company believes it serves as a useful indicator for investors in evaluating the Company's performance and its ability to pay dividends. In addition to the non-GAAP reconciliation set forth below, which derives EAD to common shareholders from GAAP comprehensive income to common shareholders, EAD to common shareholders is alternatively determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost (if any), drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in EAD and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. For reporting periods during which the Company uses interest rate swaps to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, management also includes interest rate swap net periodic interest benefit/cost in adjusted net interest income because management considers such benefit/cost to represent either an offset to or an additional cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on the Company's results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include the changes in fair value of investments or changes in fair value of and costs of terminating derivative instruments used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. Additionally, similarly titled non-GAAP financial measures used by other companies may not be computed in the same or similar fashion. A reconciliation of the non-GAAP financial measures used in this earnings release to the most directly comparable GAAP financial measure is presented below.

	Three Months Ended
($s in thousands except per share data)	June 30, 2022	March 31, 2022
Comprehensive (loss) income to common shareholders	$(33,497)	$23,946
Less:
Change in fair value of investments, net (1)	144,563	202,591
Change in fair value of derivative instruments, net (2)	(95,338)	(210,483)
EAD to common shareholders	$15,728	$16,054

Weighted average common shares	39,190	36,725
Comprehensive income (loss) per common share	$(0.85)	$0.65
EAD per common share	$0.40	$0.44

Net interest income	$14,073	$15,679
TBA drop income (3)	11,074	9,728
Adjusted net interest income	$25,147	$25,407
Other operating expense, net	(295)	(321)
General and administrative expenses	(7,201)	(7,109)
Preferred stock dividends	(1,923)	(1,923)
EAD to common shareholders	$15,728	$16,054

Net interest spread	1.50%	1.86%
Impact from TBA drop income (4)	0.34%	0.22%
Adjusted net interest spread	1.84%	2.08%
(1)Amount includes realized and unrealized gains and losses from the Company's MBS and other investments.
(2)Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes TBA drop income.
(3)TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(4)The Company estimates TBA implied net interest spread to be 2.40% and 2.47% for the three months ended June 30, 2022 and March 31, 2022, respectively.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, management's views on expected characteristics of future investment and macroeconomic environments, central bank strategies prepayment rates and investment risks, future investment strategies, future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of the Company's investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions, including an increased rate of inflation; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business and/or status as a real estate investment trust; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Currently, it is predominantly invested in Agency MBS. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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